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                                                                     EXHIBIT 5.1

          [Greenberg Traurig Hoffman Lipoff Rosen & Quentel letterhead]


                                 October 21, 1997


Commodore Applied Technologies, Inc.
150 East 58th Street, Suite 3400
New York, New York 10155

          Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:

         We have acted as counsel to Commodore Applied Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 4,933,895 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), including: (a) 2,308,651 shares of Common Stock (subject to adjustment) which may be transferred upon conversion of an aggregate of 83,400 shares of 7% Series D Convertible Preferred Stock, par value $0.01 per share and liquidation preference of $100 per share (the "Series D Preferred Stock"), of Commodore Environmental Services, Inc., a Delaware corporation and the owner of 66.6% of the outstanding shares of Common Stock of the Company ("Environmental"); (ii) 1,260,000 shares of Common Stock (subject to adjustment) which may be transferred upon exercise of certain five-year common stock purchase warrants (the "Environmental Warrants"), which were issued by Environmental to the holders of the Series D Preferred Stock; (iii) 460,948 shares of Common Stock (subject to adjustment) which may be issued upon conversion of 18,000 shares of 7% Series A Convertible Redeemable Preferred Stock, par value $0.001 per share and liquidation preference of $100 per share (the "Series A Preferred Stock"), of the Company; (iv) 700,000 shares of Common Stock (the "Private Placement Shares") issued to certain investors in connection with a private placement of Common Stock by the Company on September 30, 1997 and October 7, 1997 (the "Common Stock Private Placement"); (v) 79,407 shares of Common Stock (subject to adjustment) which may be issued upon exercise of certain five-year common stock purchase warrants (the "Company Warrants"), which were issued by the Company in connection with the sale of the Series A Preferred Stock and the Common Stock Private Placement; and (vi) 124,889 shares of Common Stock transferred to certain investors upon conversion of an aggregate of 4,600 shares of Series D Preferred Stock on September 29, and October 14, 1997. The shares of Common Stock which have been and may be transferred upon conversion of the Series D Preferred Stock and upon exercise of the Environmental Warrants have been and will be transferred from the account of Environmental, which currently owns 14,875,111 shares of Common Stock of the Company. The opinion set forth below relates only to the transfer of 3,568,651 shares of Common Stock (subject to adjustment) currently owned by Environmental upon conversion of the Series D Preferred Stock and upon exercise of the Environmental Warrants, and the original issuance by the Company of 540,355 shares of Common Stock (subject to adjustment) upon conversion of the Series A Preferred Stock and upon exercise of the Company Warrants (collectively, the "Shares").


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         In connection with this opinion, we have examined the Registration
Statement, the Company's Certificate of Incorporation, By-Laws and minutes, and such other documents and records as we have deemed relevant. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and of fact as we have deemed appropriate in order to form a basis for the opinion hereinafter expressed.

         With respect to the transfer of the 3,568,651 Shares (subject to adjustment) by Environmental upon conversion of the Series D Preferred Stock and upon exercise of the Environmental Warrants, and the issuance of the 540,355 Shares (subject to adjustment) by the Company upon conversion of the Series A Preferred Stock and upon exercise of the Company Warrants, we have assumed that the Shares will be transferred or issued, and the certificates evidencing the same will be duly delivered, in accordance with the provisions of the certificates of designations, rights and preferences of the Series D Preferred Stock and the Series A Preferred Stock, and in accordance with the terms of the Environmental Warrants and the Company Warrants, as the case may be, and against receipt of the consideration stipulated therefor, which will not be less than the par value of the Shares.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when transferred or issued and paid for in accordance with the foregoing assumptions, will be validly issued, fully paid and non-assessable.

         The opinion set forth above is limited to the Delaware General Corporation Law, as amended.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,


                                /s/ GREENBERG TRAURIG
                                HOFFMAN LIPOFF ROSEN &
                                QUENTEL